SHAREHOLDER MEETING

On December 1, 2004, the Annual Meeting of the Fund was held to elect nine Trustees.

Proxies covering 1,879,393 shares of beneficial interest were voted at the meeting. The common shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified (there were no current nominees for election by the preferred shareholders), with the votes tabulated as follows:

                                                       WITHHELD
                                     FOR              AUTHORITY
James F. Carlin                      1,866,676           12,717
Richard P. Chapman Jr.               1,870,155            9,238
William H. Cunningham                1,867,048           12,345
Ronald R. Dion                       1,866,676           12,717
Charles L. Ladner                    1,869,783            9,610
John H. Moore                        1,867,048           12,345
Patti McGill Peterson                1,867,048           12,345
Steven R. Pruchansky                 1,866,676           12,717
James A. Sheperdson                  1,866,676           12,717